U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 12b-25       Commission File No.: 0-24919
                                                    CUSIP No.: 55268S109


                           NOTIFICATION OF LATE FILING

                                  (Check One):

     [] Form 10-K and Form 10-KSB [ ]Form 20-F [ ] Form 11-K [X] Form 10-Q and Form 10-QSB [ ]Form N-SAR
     For Period Ended: March 31, 2002

     [] Transition Report on Form 10-K
     [] Transition Report on Form 20-F
     [] Transition Report  on Form 11-K
     [] Transition Report on Form 10-Q
     [] Transition Report on Form N-SAR
     For the Transition Period Ended:

--------------------------------------------------------------------------------
  Read Instruction (on back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
--------------------------------------------------------------------------------

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

       Not Applicable.

--------------------------------------------------------------------------------

PART I-- REGISTRANT INFORMATION

--------------------------------------------------------------------------------


Full name of Registrant                              MDI Entertainment, Inc.
                                                --------------------------------
Former name if applicable                                    N/A
                                                --------------------------------
Address of principal executive office
 (street and number)                                   201 Ann Street
                                                --------------------------------
City, State and Zip Code                             Hartford, CT 06103
                                                --------------------------------

--------------------------------------------------------------------------------

PART II-- RULES 12b-25(b) AND (c)

--------------------------------------------------------------------------------

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

--------------------------------------------------------------------------------

PART III-- NARRATIVE

--------------------------------------------------------------------------------

       On May 8, 2002, the Registrant terminated the negotiations with Scientific Games Corporation relating to a proposed merger. The termination requires additional disclosure and, accordingly, the Registrant is unable to file its quarterly report on Form 10-QSB for the quarter ended March 31, 2002 by May 15, 2002 without unreasonable effort and expense. The Registrant expects to file the Form 10-QSB on or before May 20, 2002.

--------------------------------------------------------------------------------

PART IV --  OTHER INFORMATION

--------------------------------------------------------------------------------

       (1) Name and telephone number of person to contact in regard to this notification.


           Kenneth M. Przysiecki                       (860)  527-5359
                  (Name)                              (Telephone Number)

       (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                               [X] Yes   [  ] No

       (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                               [  ] Yes   [X] No

       If so: Attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                             MDI Entertainment, Inc.
                  (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


              Date: May 15, 2002          By: /s/ Steven M. Saferin
                    -------------         -----------------------------------
                                          President and Chief Executive Officer


--------------------------------------------------------------------------------

                                    ATTENTION

    Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).

--------------------------------------------------------------------------------




                                      -3-